EXHIBIT 10.1

SHARE SUBSCRIPTION

TO:

Amerihe Group of 1154 S Crofter Dr, Walnut, CA 91789

(the "Corporation")

AND

The Directors

of Amerihe Group

FROM:

FCCC, Inc. of 17800 Castleton St Ste 695, City of Industry, CA 91748

I hereby subscribe for 1500000 Common Stock shares in the capital stock of the Corporation at the price of $0.01 per share and tender herewith the sum of $15,000.00 USD in full payment of the subscription price for the shares.

I request that the shares be issued to me, registered in my name, and that a certificate representing the shares be issued to me and delivered to my address, as shown above.

The parties submit to the jurisdiction of the courts of the State of California for the enforcement of this Subscription. The parties expressly state that the English language is to be the choice of language for this Subscription.

IN WITNESS WHEREOF the subscriber has executed this Subscription on the 20th day of December, 2022.

/s/ Huijun He
Huijun He, FCCC, Inc.